Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment no.2 to the registration statement (No. 333-263656) on Form  F-10 of Osisko Gold Royalties Ltd of our report dated February 24, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Osisko Gold Royalties Ltd, which appears in such registration statement.

We also consent to the reference to us under the heading “Interests of Experts” in the Annual Information Form for the year ended December 31, 2021, which appears in Exhibit 4.1 in such registration statement.

/s/ PricewaterhouseCoopers LLP

Montreal, Canada

March 25, 2022

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1

T: +1 514 205 5000, F: +1 514 876 1502

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.